Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Sheppard, 312.780.5399
amanda.bryant@hyatt.com	stephanie.sheppard@hyatt.com

HYATT REPORTS FOURTH QUARTER 2015 RESULTS

CHICAGO (February 18, 2016) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter 2015 financial results.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "Our business continues to perform well. We finished 2015 with solid fourth quarter results and anticipate another year of growth in 2016 based on expected comparable systemwide RevPAR growth of approximately 3.0% to 5.0%, excluding the impact of currency."

Fourth quarter 2015 financial results are as follows:

•
Adjusted EBITDA was $176 million in the fourth quarter of 2015 compared to $146 million in the fourth quarter of 2014, an increase of 20.5%. Adjusted EBITDA in the fourth quarter 2015 was negatively impacted by $6 million due to net dispositions and $7 million due to net unfavorable currency impacts, compared to the fourth quarter of 2014.

•
Adjusted for special items, net income attributable to Hyatt was $30 million, or $0.21 per share, during the fourth quarter of 2015 compared to net income attributable to Hyatt of $47 million, or $0.31 per share, during the fourth quarter of 2014.

•
Net income attributable to Hyatt was $37 million, or $0.26 per share, during the fourth quarter of 2015 compared to net income attributable to Hyatt of $182 million, or $1.20 per share, in the fourth quarter of 2014.

•	Comparable owned and leased hotels RevPAR increased 2.1% (4.4% excluding the effect of currency) in the fourth quarter of 2015 compared to the fourth quarter of 2014.

•
Comparable owned and leased hotels operating margins increased 150 basis points in the fourth quarter of 2015 compared to the same period in 2014. Owned and leased hotels operating margins increased 120 basis points in the fourth quarter of 2015 compared to the fourth quarter of 2014.

•	Comparable systemwide RevPAR increased 0.9% (3.8% excluding the effect of currency) in the fourth quarter of 2015 compared to the fourth quarter of 2014.

•
Comparable U.S. full service hotel RevPAR increased 4.9% in the fourth quarter of 2015 compared to the fourth quarter of 2014. Comparable U.S. select service hotel RevPAR increased 6.3% in the fourth quarter of 2015 compared to the fourth quarter of 2014.

•	Twelve hotels were opened during the fourth quarter of 2015. As of December 31, 2015, the Company's executed contract base consisted of approximately 260 hotels or approximately 56,000 rooms.

•	The Company repurchased 3,585,348 shares of common stock at a weighted average price of $49.11 per share, for an aggregate purchase price of approximately $176 million.

Fiscal year 2015 financial results are as follows:

•
Adjusted EBITDA was $727 million in 2015 compared to $728 million in 2014. Excluding $66 million in net dispositions and $26 million of net unfavorable currency impacts, Adjusted EBITDA increased 12.5% in 2015 compared to 2014.

•	Comparable owned and leased hotels RevPAR increased 2.4% (5.4% excluding the effect of currency) in 2015 compared to 2014.

•	Comparable owned and leased hotels operating margins increased 70 basis points in 2015 compared to 2014.

•	Comparable U.S. full service hotel RevPAR increased 6.5% in 2015 compared to 2014.

•	Comparable U.S. select service hotel RevPAR increased 7.6% in 2015 compared to 2014.

•	Total fee revenue increased 10.3% (13.5% excluding the effect of currency) to $427 million in 2015 compared to 2014.

•	The Company opened 49 hotels during 2015 compared to 43 hotels in 2014.

•	Net hotel and net rooms growth was approximately 8% and 6% in 2015, respectively, compared to growth of approximately 7% and 5%, respectively, in 2014.

•
As of December 31, 2015, the Company's executed contract base consisted of approximately 260 hotels or approximately 56,000 rooms. This compared to approximately 250 hotels or approximately 55,000 rooms as of December 31, 2014.

•	The Company repurchased 13,199,811 shares of common stock for approximately $715 million in 2015 compared to 7,693,326 shares for approximately $445 million in 2014.

Mr. Hoplamazian continued, "Our fourth quarter results capped off another solid year during which we continued to execute consistent with our long-term strategy. The combination of higher RevPAR and increased margins as well as new hotel openings resulted in continued progress relative to our long-term goals.

"Over the last five years we have expanded our system of hotels by approximately 40%. Our expansion is a reflection of owner and guest preference for our brands. Virtually all of the hotels that we opened over the last five years were new or recently renovated, resulting in a current global system that we believe is unrivaled in product quality, innovation, and leading design. Our openings have provided more travel opportunities for our guests and more career opportunities for our colleagues. In 2016, we expect to open a record number of hotels as the momentum for our brands continues to build.

"Our healthy balance sheet has allowed us to make investments in our business, while at the same time returning capital to shareholders. Over the last five years we have decreased our shares outstanding by more than 20%. While we continue to focus on making investments in our business, we expect to continue repurchasing our stock, as reflected by a recent $250 million expansion of our share repurchase authorization.

"Looking forward, we are confident in our short-term outlook, in part due to our high mix of earnings in the U.S. Over the long term, we expect to create significant shareholder value, given our portfolio of strong brands, very high-quality owned and leased hotels, and significant liquidity for future investments."

Owned and Leased Hotels Segment
Total segment Adjusted EBITDA increased 1.7% in the fourth quarter of 2015 compared to the same period in 2014.
Owned and leased hotels Adjusted EBITDA increased 1.0% in the fourth quarter of 2015 compared to the same period in 2014. Refer to the table on page 18 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to fourth quarter owned and leased hotels Adjusted EBITDA.
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA increased 6.3% in the fourth quarter of 2015 compared to the same period in 2014.
Revenue decreased 3.8% in the fourth quarter of 2015 compared to the same period in 2014. Owned and leased hotels expenses decreased 5.2% in the fourth quarter of 2015 compared to the same period in 2014.
RevPAR for comparable owned and leased hotels increased 2.1% (4.4% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014. Occupancy decreased 30 basis points and ADR increased 2.5% (4.9% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014.
Comparable owned and leased hotels revenue increased 3.4% in the fourth quarter of 2015 compared to the same period in 2014. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 1.4% in the fourth quarter of 2015 compared to the same period in 2014. Refer to the table on page 10 of the schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.

Management and Franchise Fees
Total fee revenue increased 5.9% (8.8% excluding the effect of currency) to $107 million in the fourth quarter of 2015 compared to the same period in 2014. Base management fees increased 2.2% to $47 million in the fourth quarter of 2015 compared to the same period in 2014. Incentive management fees decreased 3.2% to $30 million in the fourth quarter of 2015 compared to the same period in 2014, primarily due to unfavorable foreign exchange translation. Franchise fees increased 31.3% to $21 million in the fourth quarter of 2015 compared to the same period in 2014, primarily due to new hotels and hotels recently converted from managed to franchised. Other fee revenues increased 12.5% to $9 million in the fourth quarter of 2015 compared to the same period in 2014 as a result of increased amortization of deferred gains from hotels sold subject to long-term management agreements.

Americas Management and Franchising Segment
Adjusted EBITDA increased 36.5% in the fourth quarter of 2015 compared to the same period in 2014.
RevPAR for comparable Americas full service hotels increased 4.2% (5.4% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014. Occupancy increased 80 basis points and ADR increased 3.1% (4.2% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014.
Group rooms revenue at comparable U.S. full service hotels increased 8.3% in the fourth quarter of 2015 compared to the same period in 2014. Group room nights increased 2.0% and group ADR increased 6.1% in the fourth quarter of 2015 compared to the same period in 2014.
Transient rooms revenue at comparable U.S. full service hotels increased 4.8% in the fourth quarter of 2015 compared to the same period in 2014. Transient room nights increased 1.6% and transient ADR increased 3.1% in the fourth quarter of 2015 compared to the same period in 2014.

RevPAR for comparable Americas select service hotels increased 6.4% in the fourth quarter of 2015 compared to the same period in 2014. Occupancy increased 180 basis points and ADR increased 3.9% in the fourth quarter of 2015 compared to the same period in 2014.
Revenue from management and franchise fees increased 6.3% in the fourth quarter of 2015 compared to the same period in 2014.
The following nine hotels were added to the portfolio during the fourth quarter:

•	Hyatt Regency Houston / Galleria (franchised, 325 rooms)

•	Hyatt Place Cleveland / Westlake / Crocker Park (franchised, 110 rooms)

•	Hyatt Place Denver / Downtown (franchised, 248 rooms)

•	Hyatt Place Salt Lake City / Lehi (franchised, 131 rooms)

•	Hyatt Place Miami Airport - East (franchised, 135 rooms)

•	Hyatt Place Washington DC / National Mall (franchised, 214 rooms)

•	Hyatt House Denver / Downtown (franchised, 113 rooms)

•	Hyatt House New Orleans / Downtown (managed, 194 rooms)

•	Hyatt Ziva Cancun, Mexico (franchised, 547 rooms)
One hotel was removed from the portfolio during the fourth quarter.

Southeast Asia, China, Australia, South Korea and Japan (ASPAC) Management and Franchising Segment
Adjusted EBITDA increased 30.8% in the fourth quarter of 2015 compared to the same period in 2014, primarily due to lower selling, general, and administrative expenses and increased incentive fees.
RevPAR for comparable ASPAC full service hotels decreased 4.0% (increased 2.1% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014. Occupancy increased 110 basis points and ADR decreased 5.4% (increased 0.6% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014.
Revenue from management and franchise fees increased 4.0% in the fourth quarter of 2015 compared to the same period in 2014.
The following two hotels were added to the portfolio during the fourth quarter:

•	Park Hyatt Guangzhou, China (managed, 208 rooms)

•	Hyatt Regency Wuxi, China (managed, 358 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
Adjusted EBITDA was flat in the fourth quarter of 2015 compared to the same period in 2014.
RevPAR for comparable EAME/SW Asia full service hotels decreased 12.3% (4.0% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014. Occupancy decreased 240 basis points and ADR decreased 9.0% (0.5% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014.
Revenue from management and franchise fees decreased 18.2% (9.1% excluding the effect of currency) in the fourth quarter of 2015 compared to the same period in 2014, primarily due to decreased performance at certain properties in the Middle East and France.

The following hotel was added to the portfolio during the fourth quarter:

•	Hyatt Place Goa Candolim, India (managed, 147 rooms)

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses decreased 17.1% in the fourth quarter of 2015 compared to the same period in 2014. Adjusted selling, general, and administrative expenses decreased 21.6% in the fourth quarter of 2015 compared to the same period in 2014, primarily due to a non-recurring $22 million stock-based compensation expense recorded in the fourth quarter of 2014. This was partially offset by higher professional fees in the fourth quarter of 2015.
Refer to the table on page 9 of the schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Twelve hotels were added in the fourth quarter of 2015, each of which is listed above. During the 2015 fiscal year, the Company opened 49 hotels, representing 9,627 rooms. Four hotels, representing 998 rooms, were removed from the portfolio during the 2015 fiscal year.
As of December 31, 2015 the Company had executed management or franchise contracts for approximately 260 hotels (or approximately 56,000 rooms). The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented. Refer to the table on page 17 of the schedules for a breakdown of the executed contract base.

SHARE REPURCHASE
During the fourth quarter of 2015, the Company repurchased 3,585,348 shares of common stock at a weighted average price of $49.11 per share, for an aggregate purchase price of approximately $176 million. During the 2015 fiscal year, the Company repurchased 13,199,811 shares of common stock at a weighted average price of $54.17 per share, for an aggregate purchase price of approximately $715 million.
On February 11, 2016 the Company's board of directors authorized the repurchase of up to an additional $250 million of the Company's common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company’s sole discretion. The Company may repurchase Class A and/or Class B shares pursuant the authorization. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and repurchases may be suspended or discontinued at any time. The Company intends to pay for shares repurchased with cash from its balance sheet.
From January 1 through February 12, 2016, the Company repurchased 991,009 shares of common stock at a weighted average price of $39.34 per share, for an aggregate purchase price of approximately $39 million. As of February 12, 2016, the Company had approximately $340 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the fourth quarter, the Company completed the following transactions:

•
In separate transactions, unconsolidated hospitality ventures sold Hyatt House Miami Airport (156 rooms) and Hyatt House Atlanta / Cobb Galleria (149 rooms). The Company received approximately $10 million and $6 million, respectively, as its share of net proceeds from the sales. The hotels continue to be Hyatt-branded.

BALANCE SHEET / OTHER ITEMS
As of December 31, 2015, the Company reported the following:

•	Total debt of approximately $1.4 billion.

•	Pro rata share of non-recourse unconsolidated hospitality venture debt of approximately $692 million compared with approximately $682 million as of September 30, 2015.

•
Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $457 million, short-term investments of approximately $46 million and restricted cash of approximately $96 million.

•	Undrawn borrowing availability of approximately $1.5 billion under its revolving credit facility.

2016 INFORMATION
The Company is providing the following information for the 2016 fiscal year:

•	Comparable systemwide RevPAR is expected to increase approximately 3.0% to 5.0% excluding the effect of currency, as compared to fiscal year 2015.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $290 million. This excludes approximately $30 million of stock-based compensation expenses. As the Company announced previously, stock-based compensation expenses will be excluded from Adjusted EBITDA starting in 2016.

•	Capital expenditures are expected to be approximately $275 million, including approximately $90 million for investment in new properties.

•
In addition to the capital expenditures described above, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments.

•	Depreciation and amortization expense is expected to be approximately $325 million.

•	Interest expense is expected to be approximately $70 million.

•	The Company expects to open more than 60 hotels in 2016.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, February 18, 2016, at 11:00 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 647.788.4901, passcode #22806067, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 2:00 p.m. CT on February 18, 2016 through February 19, 2016 at midnight by dialing 404.537.3406, passcode #22806067. Additionally, an archive of the webcast will be available on the Company’s website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	gains on sales of real estate and other;

•	asset impairments;

•	other income (loss), net;

•	net (income) loss attributable to noncontrolling interests;

•	depreciation and amortization;

•	interest expense; and

•	benefit (provision) for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.
Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by generally accepted accounting principles (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expenses
Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts.

Comparable Owned and Leased Hotels Operating Margin
We define Comparable Owned and Leased Hotels Operating Margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our consolidated statements of income.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage within the EAME/SW Asia management segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage).

In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third party owners; the impact of hotel renovations; our ability to successfully execute our common stock repurchase program; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Grand Hyatt®, Andaz®, Hyatt Regency®, Hyatt Centric™, Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™, Hyatt Residence Club® and Hyatt Residences® brand names and have locations on six continents. As of December 31, 2015, the Company's worldwide portfolio consisted of 638 properties in 52 countries. For more information, please visit www.hyatt.com.
# # #
Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended December 31, 2015 and December 31, 2014
4.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Year Ended December 31, 2015 and December 31, 2014
5.	Segment Financial Summary
6.	Hotel Chain Statistics - Comparable Locations
7.	Hotel Brand Statistics - Comparable Locations
8.	Fee Summary
9.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
10.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
11.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
12.	Capital Expenditures and Investment Spending Summary
13. - 14.	Properties and Rooms / Units by Geography
15.	Properties and Rooms / Units by Brand
16.	Owned and Leased Hotels Mix by Market and Brand
17.	Executed Contract Base Approximate Mix
18.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA - Three Months Ended December 31, 2015

Hyatt Hotels Corporation
Consolidated Statements of Income
For the Three Months and the Year Ended December 31, 2015 and December 31, 2014
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
REVENUES:
Owned and leased hotels	$530	$551	$2,079	$2,246
Management and franchise fees	107	101	427	387
Other revenues	10	7	36	75
Other revenues from managed properties (a)	462	420	1,786	1,707
Total revenues	1,109	1,079	4,328	4,415
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	402	424	1,562	1,691
Depreciation and amortization	87	85	320	354
Other direct costs	9	6	29	35
Selling, general, and administrative	87	105	308	349
Other costs from managed properties (a)	462	420	1,786	1,707
Direct and selling, general, and administrative expenses	1,047	1,040	4,005	4,136
Net gains and interest income from marketable securities held to fund operating programs	10	6	4	15
Equity earnings (losses) from unconsolidated hospitality ventures	(18)	3	(64)	25
Interest expense	(17)	(17)	(68)	(71)
Gains on sales of real estate and other	—	246	9	311
Asset impairments	—	(10)	(5)	(17)
Other income (loss), net	(2)	(6)	(5)	(17)
INCOME BEFORE INCOME TAXES	35	261	194	525
BENEFIT (PROVISION) FOR INCOME TAXES	2	(79)	(70)	(179)
NET INCOME	37	182	124	346
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	(2)
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$37	$182	$124	$344
EARNINGS PER SHARE - Basic
Net income	$0.26	$1.21	$0.87	$2.26
Net income attributable to Hyatt Hotels Corporation	$0.26	$1.21	$0.87	$2.25
EARNINGS PER SHARE - Diluted
Net income	$0.26	$1.20	$0.86	$2.24
Net income attributable to Hyatt Hotels Corporation	$0.26	$1.20	$0.86	$2.23
Basic share counts	138.0	150.1	142.8	153.1
Diluted share counts	139.0	151.4	144.0	154.4
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	$176	$146	$727	$728
Equity earnings (losses) from unconsolidated hospitality ventures	(18)	3	(64)	25
Gains on sales of real estate and other	—	246	9	311
Asset impairments	—	(10)	(5)	(17)
Other income (loss), net	(2)	(6)	(5)	(17)
Net (income) loss attributable to noncontrolling interests	—	—	—	(2)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(17)	(16)	(80)	(80)
EBITDA	$139	$363	$582	$948
Depreciation and amortization	(87)	(85)	(320)	(354)
Interest expense	(17)	(17)	(68)	(71)
Benefit (provision) for income taxes	2	(79)	(70)	(179)
Net income attributable to Hyatt Hotels Corporation	$37	$182	$124	$344

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended December 31, 2015 and December 31, 2014
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended December 31, 2015 and December 31, 2014, respectively.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Three Months Ended December 31,
		2015	2014
Net income attributable to Hyatt Hotels Corporation		$37	$182
Earnings per share		$0.26	$1.20
Special items
Gains on sales of real estate held by unconsolidated hospitality ventures (a)	Equity earnings (losses) from unconsolidated hospitality ventures	(13)	(12)
Gains on sales of real estate and other (b)	Gains on sales of real estate and other	—	(246)
Transaction costs (c)	Other income (loss), net	—	1
Asset impairments (d)	Asset impairments	—	10
Stock-based compensation expense (e)	Selling, general, and administrative expenses	—	22
Total special items - pre-tax		(13)	(225)
Income tax (provision) benefit for special items	Benefit (provision) for income taxes	6	90
Total special items - after-tax		(7)	(135)
Special items impact per share		$(0.05)	$(0.89)
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$30	$47
Earnings per share, adjusted for special items		$0.21	$0.31
(a) Gains on sales of real estate held by unconsolidated hospitality ventures - During the fourth quarter of 2015, two joint ventures in which we hold or held an ownership interest sold Hyatt House Miami Airport and Hyatt House Atlanta/ Cobb Galleria to third parties, for which we recognized gains of $8 million and $5 million, respectively. During the fourth quarter of 2014, a joint venture in which we held an ownership interest sold Hyatt Regency Lost Pines Resort and Spa and adjacent land, which was accounted for as a step acquisition, and we recognized a gain of $12 million.
(b) Gains on sales of real estate and other - Includes gains of $166 million on the sales of forty-three select service properties, which will remain Hyatt-branded hotels under long-term franchise agreements, and $80 million on the sale of our vacation ownership business.
(c) Transaction costs - In the fourth quarter of 2014, we incurred $1 million in transaction costs in connection with the acquisition of Hyatt Regency Lost Pines Resort and Spa and adjacent land.
(d) Asset impairments - In the fourth quarter of 2014, we recorded $10 million of impairment charges, which included $6 million of property and equipment, $2 million of franchise intangibles, and $2 million of goodwill.
(e) Stock-based compensation expense - During the fourth quarter of 2014, we recorded a nonrecurring stock-based compensation expense related to prior periods for grants made to certain individuals.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Year Ended December 31, 2015 and December 31, 2014
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the year ended December 31, 2015 and December 31, 2014, respectively.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Year Ended December 31,
		2015	2014
Net income attributable to Hyatt Hotels Corporation		$124	$344
Earnings per share		$0.86	$2.23
Special items
Gains on sales of real estate held by unconsolidated hospitality ventures (a)	Equity earnings (losses) from unconsolidated hospitality ventures	(13)	(34)
Foreign currency translation loss on sale of joint venture (b)	Equity earnings (losses) from unconsolidated hospitality ventures	21	—
Asset impairments (c)	Asset impairments	5	17
Gains on sales of residential properties (d)	Equity earnings (losses) from unconsolidated hospitality ventures	(1)	(2)
Recoveries on hotel loans, net (e)	Other income (loss), net	(6)	—
Gains on sales of real estate and other (f)	Gains on sales of real estate and other	(9)	(311)
Gain on sale of cost method investment (g)	Other income (loss), net	—	(1)
Unconsolidated hospitality ventures impairments (h)	Equity earnings (losses) from unconsolidated hospitality ventures	—	3
Transaction costs (i)	Other income (loss), net	—	6
Realignment costs (j)	Other income (loss), net	—	7
Stock-based compensation expense (k)	Selling, general, and administrative expenses	—	22
Total special items - pre-tax		(3)	(293)
Income tax (provision) benefit for special items	Benefit (provision) for income taxes	8	118
Total special items - after-tax		5	(175)
Special items impact per share		$0.04	$(1.14)
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$129	$169
Earnings per share, adjusted for special items		$0.90	$1.09
(a) Gains on sales of real estate held by unconsolidated hospitality ventures - During the year ended December 31, 2015, two joint ventures in which we hold or held an ownership interest sold Hyatt House Miami Airport and Hyatt House Atlanta/ Cobb Galleria to third parties, for which we recognized gains of $8 million and $5 million, respectively. During the year ended December 31, 2014, two joint ventures in which we held an ownership interest sold Hyatt Place Austin Downtown and Hyatt Place Coconut Point to third parties, for which we recognized gains of $20 million and $2 million, respectively. Additionally, a joint venture in which we held an ownership interest sold Hyatt Regency Lost Pines Resort and Spa and adjacent land, which was accounted for as a step acquisition, and we recognized a gain of $12 million.
(b) Foreign currency translation loss on sale of joint venture - During the year ended December 31, 2015, we recorded a $21 million loss related to the sale of an entity that held an interest in one of our foreign currency denominated unconsolidated hospitality ventures, a majority of which resulted from the release of the related accumulated currency translation loss.
(c) Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying value exceeded its fair value, and as a result, we recorded $5 million of impairment charges during 2015. During the year ended December 31, 2014 we recorded $17 million in impairment charges, which included $13 million of property and equipment, $2 million of franchise intangibles, and $2 million of goodwill.
(d) Gains on sales of residential properties - During 2015 and 2014, we recognized gains of $1 million and $2 million, respectively, in connection with the sales of residential properties at one of our joint ventures.
(e) Recoveries on hotel loans, net - During the year ended December 31, 2015 we recorded an $8 million net recovery related to the settlement of secured financing receivables. Additionally, during the year ended December 31, 2015, we recorded a $2 million provision related to pre-opening loans based on our assessment of collectability.
(f) Gains on sales of real estate and other - During the year ended December 31, 2015, we recorded an $8 million gain on the sale of Hyatt Regency Indianapolis, which was sold subject to a franchise agreement and a $1 million gain on the sale of a Hyatt House hotel. The year ended December 31, 2014 includes gains of $231 million on the sales of fifty-two select service properties and one full service property, which will remain Hyatt-branded hotels under long term agreements, and $80 million on the sale of our vacation ownership business.
(g) Gain on sale of cost method investment - During the year ended December 31, 2014, we sold our interest in a joint venture classified as a cost method investment and recorded a $1 million gain on sale.
(h) Unconsolidated hospitality ventures impairments - During the year ended December 31, 2014, we recorded $3 million of impairment charges related to unconsolidated hospitality ventures.
(i) Transaction costs - During the year ended December 31, 2014, we incurred $6 million in transaction costs related to the sale of our vacation ownership business and the acquisitions of Park Hyatt New York and Hyatt Regency Lost Pines Resort and Spa and adjacent land.
(j) Realignment costs - Represents separation, recruiting and relocation costs incurred associated with the realignment of key management positions.
(k) Stock-based compensation expense - During the year ended December 31, 2014, we recorded a nonrecurring stock-based compensation expense related to prior periods for grants made to certain individuals.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change ($)	Change (%)	2015	2014	Change ($)	Change (%)
Revenue
Owned and leased hotels	$530	$551	$(21)	(3.8)%	$2,079	$2,246	$(167)	(7.4)%
Management and franchising
Americas	85	80	5	6.3%	354	327	27	8.3%
ASPAC	26	25	1	4.0%	91	88	3	3.4%
EAME/SW Asia	18	22	(4)	(18.2)%	67	77	(10)	(13.0)%
Total management and franchising	129	127	2	1.6%	512	492	20	4.1%
Corporate and other	11	7	4	57.1%	40	75	(35)	(46.7)%
Other revenues from managed properties	462	420	42	10.0%	1,786	1,707	79	4.6%
Eliminations	(23)	(26)	3	11.5%	(89)	(105)	16	15.2%
Total revenues	$1,109	$1,079	$30	2.8%	$4,328	$4,415	$(87)	(2.0)%

Adjusted EBITDA
Owned and leased hotels	$102	$101	$1	1.0%	$413	$442	$(29)	(6.6)%
Pro rata share of unconsolidated hospitality ventures	17	16	1	6.3%	80	80	—	—%
Total owned and leased hotels	119	117	2	1.7%	493	522	(29)	(5.6)%
Americas management and franchising	71	52	19	36.5%	295	253	42	16.6%
ASPAC management and franchising	17	13	4	30.8%	52	44	8	18.2%
EAME/SW Asia management	10	10	—	—%	32	40	(8)	(20.0)%
Corporate and other	(41)	(46)	5	10.9%	(145)	(131)	(14)	(10.7)%
Adjusted EBITDA	$176	$146	$30	20.5%	$727	$728	$(1)	(0.1)%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2015	2014	Change		Change (in constant $)	2015	2014	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)
Comparable owned and leased hotels (38)
ADR	$222.65	$217.26	2.5%		4.9%	$217.63	$214.13	1.6%		4.6%
Occupancy	73.1%	73.4%	(0.3)%	pts		76.6%	76.0%	0.6%	pts
RevPAR	$162.76	$159.47	2.1%		4.4%	$166.61	$162.64	2.4%		5.4%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (144)
ADR	$194.38	$188.62	3.1%		4.2%	$194.57	$186.87	4.1%		5.2%
Occupancy	71.4%	70.6%	0.8%	pts		75.6%	74.7%	0.9%	pts
RevPAR	$138.74	$133.17	4.2%		5.4%	$147.15	$139.52	5.5%		6.6%

Select service hotels (245)
ADR	$125.80	$121.12	3.9%		3.9%	$128.38	$121.12	6.0%		6.0%
Occupancy	74.1%	72.3%	1.8%	pts		77.7%	76.5%	1.2%	pts
RevPAR	$93.21	$87.60	6.4%		6.4%	$99.76	$92.65	7.7%		7.7%

ASPAC
Full service hotels (54)
ADR	$219.05	$231.66	(5.4)%		0.6%	$215.16	$229.57	(6.3)%		0.3%
Occupancy	72.1%	71.0%	1.1%	pts		70.3%	68.2%	2.1%	pts
RevPAR	$157.87	$164.50	(4.0)%		2.1%	$151.25	$156.66	(3.5)%		3.3%

EAME/SW Asia
Full service hotels (56)
ADR	$202.84	$222.93	(9.0)%		(0.5)%	$206.96	$231.49	(10.6)%		0.5%
Occupancy	65.2%	67.6%	(2.4)%	pts		65.6%	65.4%	0.2%	pts
RevPAR	$132.15	$150.65	(12.3)%		(4.0)%	$135.83	$151.50	(10.3)%		0.8%

Comparable systemwide hotels (501) (b)
ADR	$181.68	$181.87	(0.1)%		2.8%	$181.92	$180.52	0.8%		4.0%
Occupancy	71.4%	70.7%	0.7%	pts		74.2%	73.1%	1.1%	pts
RevPAR	$129.74	$128.61	0.9%		3.8%	$135.00	$131.98	2.3%		5.5%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include two select service hotels in EAME/SW Asia, which are not included in the EAME/SW Asia full service hotels statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2015	2014	Change		Change (in constant $)	2015	2014	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (30)
ADR	$322.43	$342.56	(5.9)%		1.6%	$315.15	$338.57	(6.9)%		2.1%
Occupancy	69.1%	69.9%	(0.8)%	pts		68.9%	68.1%	0.8%	pts
RevPAR	$222.94	$239.57	(6.9)%		0.4%	$217.08	$230.45	(5.8)%		3.3%

Grand Hyatt (39)
ADR	$236.42	$242.80	(2.6)%		1.8%	$234.83	$242.98	(3.4)%		1.4%
Occupancy	74.1%	74.3%	(0.2)%	pts		75.3%	74.5%	0.8%	pts
RevPAR	$175.19	$180.46	(2.9)%		1.5%	$176.86	$180.99	(2.3)%		2.5%

Andaz (10)
ADR	$339.77	$341.69	(0.6)%		1.1%	$328.33	$319.35	2.8%		5.3%
Occupancy	77.5%	76.4%	1.1%	pts		78.7%	76.4%	2.3%	pts
RevPAR	$263.19	$261.21	0.8%		2.5%	$258.30	$244.00	5.9%		8.4%

Hyatt Regency (145)
ADR	$172.38	$170.30	1.2%		3.9%	$174.50	$171.49	1.8%		4.6%
Occupancy	68.9%	68.2%	0.7%	pts		72.3%	71.2%	1.1%	pts
RevPAR	$118.73	$116.20	2.2%		4.9%	$126.10	$122.07	3.3%		6.2%

Hyatt (27)
ADR	$203.29	$203.35	0.0%		1.2%	$202.38	$198.72	1.8%		3.7%
Occupancy	77.1%	77.1%	0.0%	pts		78.0%	76.5%	1.5%	pts
RevPAR	$156.71	$156.73	0.0%		1.3%	$157.90	$152.04	3.9%		5.7%

Hyatt Place (190)
ADR	$120.62	$116.76	3.3%		3.3%	$123.53	$117.02	5.6%		5.6%
Occupancy	73.4%	71.6%	1.8%	pts		76.8%	75.4%	1.4%	pts
RevPAR	$88.52	$83.62	5.8%		5.9%	$94.91	$88.24	7.6%		7.6%

Hyatt House (57)
ADR	$140.69	$133.66	5.3%		5.3%	$142.31	$132.81	7.2%		7.2%
Occupancy	75.9%	74.2%	1.7%	pts		79.9%	79.3%	0.6%	pts
RevPAR	$106.85	$99.18	7.7%		7.7%	$113.71	$105.37	7.9%		7.9%

(a) Comparable systemwide hotels include three Hyatt Centric hotels, which are not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change ($)	Change (%)	2015	2014	Change ($)	Change (%)
Fees
Base management fees	$47	$46	$1	2.2%	$187	$180	$7	3.9%
Incentive management fees	30	31	(1)	(3.2)%	113	111	2	1.8%
Franchise fees	21	16	5	31.3%	88	65	23	35.4%
Other fee revenues (a)	9	8	1	12.5%	39	31	8	25.8%
Total fees	$107	$101	$6	5.9%	$427	$387	$40	10.3%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $5 million and $4 million for the three months ended December 31, 2015 and December 31, 2014, respectively, and $21 million and $12 million for the years ended December 31, 2015 and December 31, 2014, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change ($)	Change (%)	2015	2014	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$80	$102	$(22)	(21.6)%	$306	$340	$(34)	(10.0)%
Rabbi trust impact	7	3	4	133.3%	2	9	(7)	(77.8)%
Selling, general and administrative expenses	$87	$105	$(18)	(17.1)%	$308	$349	$(41)	(11.7)%

(a) Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014 (c)	Change ($)	Change (%)	2015	2014 (b)(c)	Change ($)	Change (%)
Americas management and franchising	$14	$28	$(14)	(50.0)%	$59	$74	$(15)	(20.3)%
ASPAC management and franchising	9	12	(3)	(25.0)%	39	44	(5)	(11.4)%
EAME/SW Asia management	8	12	(4)	(33.3)%	35	37	(2)	(5.4)%
Owned and leased hotels	6	3	3	100.0%	17	14	3	21.4%
Corporate and other	43	47	(4)	(8.5)%	156	171	(15)	(8.8)%
Adjusted selling, general, and administrative expenses	$80	$102	$(22)	(21.6)%	$306	$340	$(34)	(10.0)%
(b) Corporate and other includes vacation ownership expenses of $24 million for the year ended December 31, 2014.
(c) Adjusted selling, general, and administrative expenses include $22 million of nonrecurring stock-based compensation expense, of which $4 million relates to Americas management and franchising, $1 million relates to ASPAC management and franchising, $1 million relates to EAME/SW Asia management and $16 million relates to Corporate and other.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change ($)	Change (%)	2015	2014	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$493	$477	$16	3.4%	$1,938	$1,888	$50	2.6%
Non-comparable owned and leased hotels	37	74	(37)	(50.0)%	141	358	(217)	(60.6)%
Owned and leased hotels revenues	$530	$551	$(21)	(3.8)%	$2,079	$2,246	$(167)	(7.4)%

Expenses
Comparable owned and leased hotels	$369	$364	$5	1.4%	$1,447	$1,423	$24	1.7%
Non-comparable owned and leased hotels	30	59	(29)	(49.2)%	114	265	(151)	(57.0)%
Rabbi trust	3	1	2	200.0%	1	3	(2)	(66.7)%
Owned and leased hotels expenses	$402	$424	$(22)	(5.2)%	$1,562	$1,691	$(129)	(7.6)%

Owned and leased hotels operating margin percentage	24.2%	23.0%		1.2%	24.9%	24.7%		0.2%

Comparable owned and leased hotels operating margin percentage	25.2%	23.7%		1.5%	25.3%	24.6%		0.7%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Hyatt Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change ($)	Change (%)	2015	2014	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$7	$3	$4	133.3%	$2	$9	$(7)	(77.8)%
Rabbi trust impact allocated to owned and leased hotels expense	3	1	2	200.0%	1	3	(2)	(66.7)%
Net gains (losses) and interest income from marketable securities held to fund our Hyatt Gold Passport program allocated to owned and leased hotels revenues	—	2	(2)	(100.0)%	1	3	(2)	(66.7)%
Net gains and interest income from marketable securities held to fund operating programs	$10	$6	$4	66.7%	$4	$15	$(11)	(73.3)%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014
Capital Expenditures
Maintenance	$29	$38	$110	$102
Enhancements to existing properties	24	24	59	72
Investment in new properties	31	23	100	79
Total	$84	$85	$269	$253

	Three Months Ended December 31,		Year Ended December 31,

Investment Spending	2015	2014	2015	2014
Acquisitions, net of cash acquired	$3	$157	$3	$739
Investments (equity, debt and other)	24	18	86	146
Total	$27	$175	$89	$885

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	December 31, 2015		September 30, 2015		December 31, 2014		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	26	15,415	26	15,415	27	15,914	—	—	(1)	(499)
Other Americas	2	1,112	2	1,112	2	1,112	—	—	—	—
ASPAC	1	601	1	601	1	601	—	—	—	—
EAME/SW Asia	10	2,252	10	2,253	10	2,256	—	(1)	—	(4)
Select service hotels
United States	1	171	1	171	2	329	—	—	(1)	(158)
EAME/SW Asia	1	330	1	330	1	330	—	—	—	—
Total owned and leased hotels	41	19,881	41	19,882	43	20,542	—	(1)	(2)	(661)

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	December 31, 2015		September 30, 2015		December 31, 2014		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	99	54,411	101	55,079	102	55,617	(2)	(668)	(3)	(1,206)
Other Americas managed	16	5,977	16	5,977	15	5,660	—	—	1	317
United States franchised	39	12,147	36	11,169	34	10,416	3	978	5	1,731
Other Americas franchised	1	44	1	44	—	—	—	—	1	44
Subtotal	155	72,579	154	72,269	151	71,693	1	310	4	886

Select service hotels
United States managed	52	7,291	51	7,097	51	7,102	1	194	1	189
Other Americas managed	7	1,038	7	1,038	6	893	—	—	1	145
United States franchised	235	32,000	230	31,207	212	28,573	5	793	23	3,427
Other Americas franchised	1	126	1	126	—	—	—	—	1	126
Subtotal	295	40,455	289	39,468	269	36,568	6	987	26	3,887

ASPAC
Full service hotels
ASPAC managed	68	24,848	66	24,163	64	23,954	2	685	4	894
ASPAC franchised	3	1,284	3	1,282	2	988	—	2	1	296
Subtotal	71	26,132	69	25,445	66	24,942	2	687	5	1,190

Select service hotels
ASPAC managed	1	144	1	144	1	144	—	—	—	—
Subtotal	1	144	1	144	1	144	—	—	—	—

EAME/SW Asia
Full service hotels
EAME managed	37	9,506	37	9,507	35	9,147	—	(1)	2	359
SW Asia managed	30	8,960	30	8,508	28	7,685	—	452	2	1,275
Subtotal	67	18,466	67	18,015	63	16,832	—	451	4	1,634

Select service hotels
EAME managed	4	669	4	669	2	425	—	—	2	244
SW Asia managed	6	891	5	744	3	501	1	147	3	390
Subtotal	10	1,560	9	1,413	5	926	1	147	5	634

Total managed and franchised hotels	599	159,336	589	156,754	555	151,105	10	2,582	44	8,231

All inclusive	6	2,401	5	1,854	5	1,881	1	547	1	520
Vacation ownership	16	1,038	16	1,038	16	1,094	—	—	—	(56)
Residential	17	2,150	17	2,150	11	1,185	—	—	6	965

Total properties and rooms/units	638	164,925	627	161,796	587	155,265	11	3,129	51	9,660

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	December 31, 2015		September 30, 2015		December 31, 2014		QTD Change		YTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	37	7,208	36	7,001	34	6,725	1	207	3	483
Grand Hyatt	44	24,393	44	24,274	43	23,974	—	119	1	419
Andaz	12	2,439	12	2,440	12	2,433	—	(1)	—	6
Hyatt Regency	162	75,122	155	72,649	150	71,130	7	2,473	12	3,992
Hyatt Centric	5	708	2	362	—	—	3	346	5	708
Hyatt	33	7,307	41	9,003	41	9,205	(8)	(1,696)	(8)	(1,898)
Hyatt Place	241	33,007	235	32,022	216	29,357	6	985	25	3,650
Hyatt House	65	9,152	64	9,003	59	8,281	1	149	6	871
Hyatt Ziva	4	1,860	3	1,313	3	1,340	1	547	1	520
Hyatt Zilara	2	541	2	541	2	541	—	—	—	—
Hyatt Residence Club and Hyatt Residences	33	3,188	33	3,188	27	2,279	—	—	6	909
Total	638	164,925	627	161,796	587	155,265	11	3,129	51	9,660

Hyatt Hotels Corporation
Owned and Leased Hotels Mix by Market and Brand

Owned and Leased Hotels Adjusted EBITDA Mix by Market

Segment	% of 2015 Earnings (a)	Top 10 U.S. Markets (b)	% of 2015 Earnings (a)	Top 5 International Markets	% of 2015 Earnings (a)
Americas	86%	Orlando, FL	17%	Mexico	5%
EAME/SW Asia	12%	New York, NY	11%	Switzerland	5%
ASPAC	2%	San Antonio, TX	9%	United Kingdom	4%
		Austin, TX	7%	Aruba	3%
		Atlanta, GA	6%	Korea	2%
		San Francisco/San Mateo, CA	6%
		Phoenix, AZ	4%
		Los Angeles/Long Beach, CA	3%
		Lake Tahoe, NV	3%
		Fort Myers, FL	3%
		Total Top 10	69%	Total Top 5	19%
		Other U.S.	9%	Other International	3%
Total	100%	Total U.S.	78%	Total International	22%

Owned and Leased Hotels Adjusted EBITDA Mix by Brand

Brand	% of 2015 Earnings (a)
Park Hyatt, Grand Hyatt, Andaz	35%
Hyatt Regency, Hyatt Centric, Hyatt	65%
Hyatt Place, Hyatt House	NM (c)
Total	100%

(a) Earnings represent 2015 owned and leased hotels Adjusted EBITDA of $413 million.
(b) Markets are defined according to Smith Travel Research market definitions.
(c) NM: Not meaningful.

Hyatt Hotels Corporation
Executed Contract Base Approximate Mix

(Total executed contract base: approximately 260 hotels or approximately 56,000 rooms)

	As of December 31, 2015
	Approx. Hotels	Approx. Rooms
Region
Americas	105	18,000
ASPAC	95	24,000
EAME/SW Asia	60	14,000
Total	260	56,000

Market
U.S.	75	12,000
China	75	20,000
India	20	5,000
Other	90	19,000
Total	260	56,000

Brand
Park Hyatt, Grand Hyatt, Andaz	45	14,000
Hyatt Regency, Hyatt Centric, Hyatt, Hyatt Ziva, Hyatt Zilara	65	19,000
Hyatt Place, Hyatt House	150	23,000
Total	260	56,000

Ownership / Contract Type
Owned, Leased and Unconsolidated Hospitality Ventures	15	3,000
Managed	170	42,000
Franchised	75	11,000
Total	260	56,000

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA (a)
For the Three Months Ended December 31, 2015
($ in millions)

	Rooms	Transaction / Opening Date	4Q15 Adjusted EBITDA Impact

Dispositions

Park Hyatt Washington	216	4Q14
Hyatt Regency Vancouver	644	4Q14
Park Hyatt Toronto	347	4Q14
38 Select Service Hotels	4,950	4Q14
5 Select Service Hotels	631	4Q14
Hyatt Regency Indianapolis	499	1Q15
Hyatt House Sacramento / Rancho Cordova	158	2Q15

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Adjusted EBITDA			$(10)

Acquisitions or Openings

Hyatt Regency Lost Pines Resort and Spa	491	4Q14

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$1

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$(9)

(a) Excludes pro rata share of unconsolidated hospitality ventures.